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EXHIBIT 99.2

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Regal Cinemas Corporation:

        We have audited the accompanying consolidated balance sheet of Regal Cinemas Corporation and subsidiaries (the "Reorganized Company") as of December 26, 2002 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows of the Reorganized Company for the forty-eight weeks ended December 26, 2002 (Reorganized Period), and of Regal Cinemas, Inc. ("Predecessor Company") for the four weeks ended January 24, 2002 (Predecessor Period). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the aforementioned Reorganized Company consolidated financial statements present fairly, in all material respects, the financial position of Regal Cinemas Corporation and subsidiaries as of December 26, 2002, and the results of their operations and their cash flows for the forty-eight weeks ended December 26, 2002 in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the aforementioned Predecessor Company consolidated financial statements present fairly, in all material respects the results of operations and cash flows of Regal Cinemas Corporation for the four weeks ended January 24, 2002 in conformity with accounting principles generally accepted in the United States of America.

        As described in Note 1 and 5 of the consolidated financial statements, effective January 24, 2002, Regal Cinemas, Inc. emerged from protection under Chapter 11 of the U.S. Bankruptcy Code pursuant to a reorganization plan, which was confirmed by the Bankruptcy Court on December 7, 2001. The Company applied the principles of purchase and reorganization accounting when recording the acquisition and controlling interest by The Anschutz Corporation (Anschutz) whereby its assets, liabilities and new capital structure were adjusted to reflect estimated fair values and Anschutz' cost basis as of January 24, 2002. As a result, the consolidated financial statements for the periods subsequent to January 24, 2002 reflect the Reorganized Company's new basis of accounting and are not comparable to the Predecessor Company's pre-organization consolidated financial statements.

        As discussed in Note 2 to the accompanying consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets during the year ended December 26, 2002.

/s/ KPMG LLP

Nashville, Tennessee
January 24, 2003

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
Regal Cinemas, Inc.
Knoxville, Tennessee

        We have audited the accompanying consolidated balance sheet of Regal Cinemas, Inc. and subsidiaries (debtors-in-possession as of October 11, 2001) as of December 27, 2001, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the two years in the period ended December 27, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Regal Cinemas, Inc. and subsidiaries as of December 27, 2001, and the results of their operations and their cash flows for each of the two years in the period ended December 27, 2001, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 to the consolidated financial statements, the Company filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Middle Tennessee on October 11, 2001. The Bankruptcy Court confirmed the plan of reorganization on December 7, 2001 and the plan became effective January 29, 2002, the date the Company emerged from bankruptcy. As described in Note 3, the Company was acquired subsequent to its emergence from bankruptcy. No effects of accounting for the reorganization or the acquisition are reflected in the 2001 financial statements.

/s/ Deloitte & Touche LLP

Nashville, Tennessee
February 15, 2002

Regal Cinemas Corporation

Consolidated Balance Sheets

(In millions, except share data)

	Reorganized Company as of December 26, 2002	Predecessor Company as of December 27, 2001
ASSETS
Current assets:
Cash and equivalents	$178.5	$237.7
Restricted cash	22.5	—
Trade and other receivables	19.0	6.2
Inventories	4.4	3.3
Prepaid and other current assets	19.7	13.7
Assets held for sale	9.3	5.3
Deferred tax asset	8.1	—

Total current assets	261.5	266.2
Property and equipment:
Land	100.9	80.6
Buildings and leasehold improvements	939.3	1,014.3
Equipment	458.2	427.1
Construction in progress	1.9	1.8

Total property and equipment	1,500.3	1,523.8
Accumulated depreciation and amortization	(109.3)	(297.3)

Total property and equipment, net	1,391.0	1,226.5
Goodwill and other intangible assets	59.1	336.2
Other assets	34.2	41.5

Total assets	$1,745.8	$1,870.4

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term obligations	$16.5	$2.2
Accounts payable	115.8	40.2
Accrued expenses	88.2	42.6
Bankruptcy related liabilities and claims	23.6	—
Liabilities subject to compromise	—	183.9

Total current liabilities	244.1	268.9
Long-term debt, less current maturities	558.0	3.2
Capital leases, less current maturities	1.4	1.5
Lease financing arrangements	96.0	97.8
Deferred tax liability	20.1	—
Other liabilities	40.4	23.6
Liabilities subject to compromise	—	1,899.3

Total liabilities	960.0	2,294.3
Shareholders' equity (deficit):
Preferred stock, $.001 par value; 5,000,000 shares authorized; none issued and outstanding at December 26, 2002	—	—
Common stock; $.001 par value; 25,000,000 shares authorized; 7,500,000 issued and outstanding at December 26, 2002	—	196.5
Additional paid-in capital	717.5	—
Unamortized deferred stock compensation	(9.8)	—
Loans to shareholders	—	(3.1)
Retained earnings (deficit)	78.1	(617.3)

Total shareholders' equity (deficit)	785.8	(423.9)

Total liabilities and shareholders' equity (deficit)	$1,745.8	$1,870.4

See accompanying notes to consolidated financial statements.

Regal Cinemas Corporation

Consolidated Statements of Operations

(In millions)

	Reorganized Company	Predecessor Company
	Forty-eight weeks ended December 26, 2002	Four weeks ended January 24, 2002	Year ended December 27, 2001	Year ended December 28, 2000
Revenues:
Admissions	$1,038.9	$75.1	$799.8	$767.1
Concessions	419.8	29.5	321.3	310.2
Other operating revenues	85.7	3.7	44.5	53.4

Total operating revenues	1,544.4	108.3	1,165.6	1,130.7
Operating expenses:
Film rental and advertising costs	568.0	38.1	432.4	421.6
Cost of concessions	60.0	4.3	47.2	49.0
Other theatre operating expenses	512.9	34.6	438.2	446.4
General and administrative expenses	55.7	2.6	31.6	32.7
Merger and restructuring expenses and amortization of deferred stock compensation	9.1	—	20.8	4.9
Depreciation and amortization	103.3	6.4	91.0	95.7
Theatre closing costs and loss on disposal of operating assets	2.6	0.1	33.5	76.7
Loss on impairment of assets	—	0.5	78.5	113.7

Total operating expenses	1,311.6	86.6	1,173.2	1,240.7

Operating income (loss)	232.8	21.7	(7.6)	(110.0)
Other income (expense):
Interest expense	(55.1)	(8.5)	(174.2)	(178.5)
Interest and other income	0.3	—	5.1	2.8

Income (loss) before reorganization items, income taxes, and extraordinary item	178.0	13.2	(176.7)	(285.7)
Reorganization items	—	(254.3)	(16.5)	—

Income (loss) before income taxes and extraordinary item	178.0	(241.1)	(193.2)	(285.7)
Provision for income taxes	(71.5)	—	—	(80.9)
Income (loss) before extraordinary item	106.5	(241.1)	(193.2)	(366.6)
Extraordinary item:
Gain (loss) on extinguishment of debt	(0.2)	661.9	21.7	—

Net income (loss)	$106.3	$420.8	$(171.5)	$(366.6)

See accompanying notes to consolidated financial statements.

Regal Cinemas Corporation

Consolidated Statements of Shareholders' Equity (Deficit)

(In millions, except share amounts)

	Common Stock	Additional Paid-In Capital	Deferred Stock Compensation	Loans to Shareholders	Retained Earnings (Deficit)	Total
PREDECESSOR BALANCES, DECEMBER 30, 1999	$199.8	$—	$—	$(6.4)	$(79.2)	$114.2
Cancellation of 591,153 shares of common stock	(3.0)	—	—	(3.0)	—	—
Net loss and comprehensive loss	—	—	—	—	(366.6)	(366.6)

PREDECESSOR BALANCES, DECEMBER 28, 2000	196.8	—	—	(3.4)	(445.8)	(252.4)
Cancellation of 69,857 shares of common stock	(0.3)	—	—	0.3	—	—
Net loss and comprehensive loss	—	—	—	—	(171.5)	(171.5)

PREDECESSOR BALANCES, DECEMBER 27, 2001	196.5	—	—	(3.1)	(617.3)	(423.9)
Net loss and comprehensive loss	—	—	—	—	(7.6)	(7.6)
Elimination of predecessor equity accounts in connection with fresh-start reporting	(196.5)	—	—	3.1	624.8	431.4
Issuance of equity in Reorganized Company	—	602.5	—	—	—	602.5

REORGANIZED BALANCES, JANUARY 24, 2002	—	602.5	—	—	—	602.5

Parent's basis in Edwards acquired by RCI	—	84.2	—	—	—	84.2
Exchange of common stock in Regal Cinemas for Regal Entertainment Group	—	56.8	(10.9)	—	—	45.9
Loss on redemption of redeemable preferred stock	—	—	—	—	(28.2)	(28.2)
Excess purchase price retained by parent	—	(34.5)	—	—	—	(34..5)
Equity of RCM at acquisition date	—	10.0	—	—	—	10.0
Capital contribution from parent	—	12.5	—	—	—	12.5
Stock distribution of subsidiaries to parent	—	(15.9)	—	—	—	(15.9)
Amortization of deferred stock compensation	—	—	1.0	—	—	1.0
Tax benefit from exercise of stock options	—	2.0	—	—	—	2.0
Forfeiture of stock options	—	(0.1)	0.1	—	—	—
Net income and comprehensive income	—	—	—	—	106.3	106.3

REORGANIZED BALANCES, DECEMBER 26, 2002	$—	$717.5	$(9.8)	$—	$78.1	$785.8

See accompanying notes to consolidated financial statements.

Regal Cinemas Corporation

Consolidated Statements of Cash Flows

(In millions)

	Reorganized Company	Predecessor Company
	Forty-eight weeks ended December 26, 2002	Four weeks ended January 24, 2002	Year ended December 27, 2001	Year ended December 28, 2000
Cash Flows from operating activities:
Net income (loss)	$106.3	$420.8	$(171.5)	$(366.6)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	103.3	6.4	91.0	95.7
Provision for deferred income taxes	68.0	—	—	86.7
Amortization of deferred stock compensation	1.0	—	—	—
Cancellation of shareholder loans	—	3.1	—	—
Loss on impairment of assets	—	0.5	78.5	113.7
(Gain) Loss on disposal of operating assets and theatre closing costs	2.6	0.1	33.5	76.7
Extraordinary (gain) loss on extinguishment of debt	0.2	(661.9)	(21.7)	—
Reorganization items	—	254.3	16.5	—
Changes in operating assets and liabilities:
Accounts receivable	(6.4)	2.6	(2.4)	1.3
Inventories	—	—	2.8	(1.0)
Prepaids and other assets	1.1	(1.8)	8.6	(4.4)
Accounts payable	45.2	7.1	6.2	(45.4)
Accrued expenses and other liabilities	9.3	(81.0)	110.5	39.6

Net cash provided by (used in) operating activities	330.6	(49.8)	152.0	(3.7)
Cash flows from investing activities:
Capital expenditures	(74.1)	(2.0)	(33.6)	(148.8)
Proceeds from sale of fixed assets	8.5	—	8.3	75.8
Decrease in restricted cash and other	1.3	0.4	2.1	10.7

Net cash used in investing activities	(64.3)	(1.6)	(23.2)	(62.3)
Cash flows from financing activities:
Proceeds from new senior credit facility	—	270.0	—	—
Payments on new senior credit facility	(52.6)	—	—	—
Proceeds from new senior subordinated notes	155.3	200.0	—	—
Payment of debt financing costs	(10.5)	(15.9)	—	—
Cash of Edwards at contribution date	44.9	—	—	—
Cash of Regal CineMedia at acquisition date	0.4	—	—	—
Excess purchase price retained by parent	(34.5)	—	—	—
Capital contribution from parent	12.5	—	—	—
Cash used to redeem Edwards preferred stock	(75.3)	—	—	—
Cash used to redeem Edwards senior subordinated notes	(11.3)	—	—	—
Cash used to payoff Edwards term loan	(180.0)	—	—	—
Payment of bankruptcy claims and liabilities	(103.3)	—	—	—
Borrowings under long-term obligations	—	—	—	177.0
Payments on long-term obligations	—	—	(9.9)	(41.4)
Proceeds from interest rate swap terminations	—	—	—	8.6
Payment of old senior credit facility	—	(274.5)	—	—
Payment of old senior subordinated notes	—	(160.0)	—	—
Payment of old equipment financing	—	(17.7)	—	—
Other debt and capital lease activity	(0.1)	(0.2)	—	—

Net cash provided by (used in) financing activities	(254.5)	1.7	(9.9)	144.2
Cash used in reorganization	—	(21.3)	—	—
Net increase (decrease) in cash equivalents	11.8	(71.0)	118.9	78.2
Cash and cash equivalents, beginning of period	166.7	237.7	118.8	40.6

Cash and cash equivalents, end of period	$178.5	$166.7	$237.7	$118.8

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid (refunds received) for income taxes, net	$4.5	$—	$(0.1)	(0.2)
Cash paid for interest	36.2	203.0	29.2	138.5
SUPPLEMENTAL NON-CASH FINANCING ACTIVITIES:
Exchange of RCI senior term debt for common stock	$—	$725.4	$—	$—
Capitalization of lease financing arrangements	—	—	7.1	83.3
Exchange of minorities shares in Regal Cinemas for Regal Entertainment Group	44.2	—	—	—
Parent's basis in Edwards acquired by RCI	84.2	—	—	—
Non-cash distribution of subsidiary to parent	11.3	—	—	—

See accompanying notes to consolidated financial statements.

REGAL CINEMAS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY AND BASIS OF PRESENTATION

        Regal Cinemas Corporation and its wholly owned subsidiaries (collectively, the "Company" or "Regal Cinemas"), including RCI and its subsidiaries, which includes Edwards and RCM, operate multi-screen motion picture theatres throughout the United States. As described in Note 4—"Acquisitions," RCI acquired all of the outstanding capital stock of Edwards and RCM from a subsidiary of its parent corporation, REG during 2002. Unless otherwise noted, the "Company" or "Regal Cinemas" refers to Regal Cinemas Corporation and its subsidiaries on a consolidated basis, which includes RCI and Edwards as of January 24, 2002 and RCM as of February 21, 2002, the deemed dates at which The Anschutz Corporation and its subsidiaries ("Anschutz") initially held common control in RCI, Edwards and RCM. The Company formally operates on a 52 week fiscal year with each quarter generally consisting of 13 weeks, unless otherwise noted. The Company's fiscal year ends on the first Thursday after December 25, which in certain years results in a 53 week fiscal year.

        On October 11, 2001, RCI filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Tennessee (the "Bankruptcy Court") under case numbers 301-11305 through 301-11320 (the "Chapter 11 Case") seeking court supervision of RCI's restructuring efforts. Pursuant to the plan of reorganization (the "Plan"), holders of its then existing senior credit facilities agreed to exchange approximately $725 million of their pre-petition claims for 100% of RCI's newly-issued common stock. Other principal terms of the Plan included:

  •
  cash payment in full of principal and accrued and unpaid interest under RCI's then existing senior credit facility for certain holders;

  •
  cash payment in full of all other secured claims, relating primarily to RCI's equipment financing facility;

  •
  satisfaction and retirement of RCI's outstanding subordinated debt by a cash payment equal to approximately 20% of the claims amount; and

  •
  distributions to the holders of general unsecured claims of 100% of such holder's allowed claim.

        On December 7, 2001, the Bankruptcy Court confirmed the Plan and as a result, RCI commenced appropriate actions to consummate the Plan and emerged from bankruptcy on January 29, 2002 with Anschutz acquiring a controlling equity interest. Also on January 29, 2002, RCI became a wholly owned subsidiary of Regal Cinemas when Anschutz and the other shareholders of RCI exchanged their common stock of RCI for 7,500,000 shares of Regal Cinemas.

        Regal Cinemas was formed for the primary purpose of becoming a borrower under the senior credit facilities and the issuer of the $200 million of 9 3/8% senior subordinated notes due 2012 issued upon RCI's emergence from bankruptcy. Approximately $1.8 billion of RCI's long-term debt plus approximately $196 million of accrued and unpaid interest was discharged under the terms of the Plan in exchange for total payments of approximately $575.3 million. Such liabilities were classified as a component of "liabilities subject to compromise" on the accompanying December 27, 2001 Predecessor Company (as defined below) historical debtors-in-possession balance sheet. The Company funded these payments through (i) cash on hand of RCI, (ii) a term loan ($270 million) borrowed under new senior credit facilities, and (iii) the issuance of $200 million of new 9 3/8% senior subordinated notes due 2012.

        The financial statements of the Company after RCI's emergence from bankruptcy reflect the predecessor cost basis of Anschutz and the reorganization value attributable to the common stock owned by the other RCI stockholders. The Company's 2002 financial statements include information reflecting the four week period ended January 24, 2002 (pre-reorganization) and the forty-eight week period ended December 26, 2002 (post-reorganization), which includes the results of operations of Edwards from January 24, 2002 and of RCM from February 21, 2002 (see Note 4—"Acquisitions"). As a result, the Company's post-reorganization financial statements have not been prepared on a consistent basis with the pre-reorganization financial statements and are not comparable in all respects to the financial statements prior to the reorganization. For financial reporting purposes, the inception date of the Reorganized Company (as defined below) is deemed to have occurred on January 24, 2002. As such, operating results and financial position for periods subsequent to January 24, 2002 are herein referred to as the "Reorganized Company" and for all periods ending on or prior to January 24, 2002 as the "Predecessor Company." See Note 5—"Reorganization" for a summary of the Company's reorganization and purchase accounting adjustments.

        The consolidated balance sheet as of December 27, 2001 has been presented in conformity with the AICPA's Statement of Position 90-7, "Financial Reporting By Entities In Reorganization Under the Bankruptcy Code" ("SOP 90-7"), which requires a segregation of liabilities subject to compromise by the Bankruptcy Court as of the bankruptcy filing date and identification of all transactions and events that are directly associated with the reorganization of RCI. Accordingly, the accompanying consolidated balance sheet as of December 27, 2001 does not reflect the effects of the reorganization of RCI through the Chapter 11 Case and represents RCI's financial position and capital structure existing before the effective date of the Plan. Accordingly, consolidated financial statements for 2001 presented herein should be read with the understanding that the reorganization significantly altered the historical capital structure reflected in the accompanying balance sheet as of December 27, 2001.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

        The consolidated financial statements include the accounts of Regal Cinemas. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Revenue Recognition

        Revenues are generated principally through admissions and concessions sales with proceeds received in cash at the point of sale. Other operating revenues consist primarily of product advertising (including vendor programs) and other ancillary revenues which are recognized as income in the period earned. Revenue from advance ticket sales is recorded as deferred revenue and recognized when the tickets are redeemed. Unredeemed advance ticket sales are recognized when it is determined that redemption is unlikely.

  Cash Equivalents

        The Company considers all unrestricted highly liquid debt instruments and investments purchased with an original maturity of three months or less to be cash equivalents. At December 26, 2002, the Company held substantially all of its cash in temporary cash investments in the form of certificates of deposit and variable rate investment accounts with major financial institutions.

  Restricted Cash

        Edwards established a $35.0 million cash reserve, which was funded on the Edwards Effective Date for the payment of certain allowed claims, which thereafter will be the lesser of (i) $20 million; or (ii) the sum of the unpaid: (a) disputed claims that have elected the cash option; and (b) allowed claims that have elected the cash option. The restricted cash has been placed in a segregated account in which such holders of the allowed claims that have elected the cash option have a first priority security interest. The restricted cash is classified as a current asset as the related claims are classified as current liabilities.

  Inventories

        Inventories consist of concession products and theatre supplies. The Company states inventories on the basis of first-in, first-out (FIFO) cost, which is not in excess of net realizable value.

  Reimbursable Construction Advances

        Reimbursable construction advances consist of amounts due from landlords to fund a portion of the construction costs of new theatres that the Company will operate pursuant to lease agreements. The landlords repay the amounts either during construction on a percentage of completion basis, or upon completion of the theatre.

  Property and Equipment

        The Company states property and equipment at cost. Major renewals and improvements are capitalized, while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets, are expensed currently. Gains and losses from disposition of property and equipment are included in income and expense when realized. The Company records depreciation and amortization using the straight-line method over the following estimated useful lives:

Buildings	20–30 years
Equipment	4–20 years
Leasehold improvements	Lesser of term of lease or asset life

        Included in property and equipment is $91.4 million and $126.0 million of assets accounted for under capital leases and lease financing arrangements as of December 26, 2002 and December 27, 2001, respectively. The Company records amortization using the straight-line method over the shorter of the lease terms or the estimated useful lives noted above.

  Goodwill and Intangible Assets

        SFAS No. 142, "Goodwill and Other Intangible Assets," became effective for the Company in the first quarter of fiscal 2002. This standard revised the financial accounting and reporting for goodwill and certain intangible assets. Among the revisions were the discontinuation of the amortization of goodwill and certain intangible assets and the periodic testing (at least annually) for the impairment of goodwill at a reporting unit level and additional financial statement disclosures. The Company has identified its reporting units under SFAS No. 142 to be the demographic market areas in which the Company conducts its theatre operations. The fair value of the Company's identified reporting units were estimated using the expected present value of associated future cash flows and market values of the underlying theatres within each reporting unit. The Company's initial and annual goodwill impairment tests for fiscal 2002 indicated that the fair value of its reporting units exceeded their carrying value and therefore, at this time, goodwill was not deemed to be impaired. As required by SFAS No. 142, the discontinuation of goodwill (excess reorganization value) amortization has not been retroactively applied to the results for the period prior to adoption. Amortization relating to goodwill was $10.4 million for the year ended December 27, 2001. The following is pro-forma information of the

Company assuming that SFAS No. 142 had been in effect in during the periods ended December 27, 2001 and December 28, 2000 and goodwill amortization expense had not been recorded (in millions):

	2001	2000
Net loss, as reported:	$(171.5)	$(366.6)
Add: Goodwill amortization, net of related tax effect	10.4	8.4

Adjusted pro forma net loss	$(161.1)	$(358.2)

  Impairment of Long-Lived Assets

        The Company reviews long-lived assets (including property and equipment, goodwill and other intangible assets) for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. The Company evaluates assets for impairment on an individual theatre basis, which management believes is the lowest level for which there are identifiable cash flows. If the sum of the expected future cash flows, undiscounted and without interest charges is less than the carrying amount of the asset, the Company recognizes an impairment charge in the amount by which the carrying value of the assets exceeds their fair market value. The fair value of assets is determined using the present value of the estimated future cash flows or the expected selling price less selling costs for assets of which the Company expects to dispose. This analysis resulted in the recording of impairment charges of $0.0 million, $0.5 million, $78.5 million and $113.7 million for the forty-eight weeks ended December 26, 2002, the four weeks ended January 24, 2002, fiscal years 2001 and 2000, respectively.

  Theatre Closing and Loss on Disposal of Operating Assets

        In connection with the series of events leading to RCI's Chapter 11 bankruptcy reorganization, the Company elected to close a number of under-performing theatre locations. The Company recorded $21.4 million during 2001 as the net loss on disposal of these locations. In conjunction with such closed or abandoned locations, the Company recorded a reserve for lease termination and related costs of $40.1 million at December 27, 2001. This reserve represented management's best estimate of the potential costs for exiting these leases and was based on analyses of the properties, correspondence with the landlord, exploratory discussions with potential sub-lessees and individual market conditions. Also included in theatre closing costs are other expenses incurred by the Company upon closure of certain theatres as well as any unpaid rent. During 2001, in accordance with SOP 90-7, the Company revised its estimates for the remaining leasehold obligations in accordance with Section 502(b)(6) of the Bankruptcy Code, which limits a lessor's claim to the rent reserved by such lease, without acceleration, to the greater of one year or 15 percent, not to exceed three years, of the remaining term of the lease.

        The following is a summary of the activity in this reserve (in millions):

Predecessor Company December 27, 2001
Beginning balance	$41.5
Rent and other termination payments	(10.5)
Additional closing and termination costs	43.1
Revision of prior estimates	(34.0)

Ending balance	$40.1

        This reserve was included in "Liabilities Subject to Compromise" at December 27, 2001. Upon RCI's emergence from bankruptcy, the reserve was subsequently reclassified as a component of "Bankruptcy Related Liabilities and Claims." During 2002, the Company made payments totaling approximately $35.9 million related to this reserve and as of December 26, 2002, approximately $6.3 million remains outstanding.

  Other Assets

        Other assets include debt acquisition costs, which are deferred and amortized over the terms of the related agreements using the straight-line method which approximates the interest method. Debt acquisition costs as of December 26, 2002 and December 27, 2001 were $26.3 million and $46.5 million, respectively, net of accumulated amortization of $2.7 million and $17.3 million, respectively.

  Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. In addition, income tax rules and regulations are subject to interpretation and require judgment by the Company and may be challenged by the tax authorities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records a valuation allowance if it is deemed more likely than not that its deferred income tax assets will not be realized.

        The Company expects that certain deferred income tax assets are not more likely than not to be recovered and therefore, has set up a valuation allowance. The Company reassesses its need to establish a valuation allowance for its deferred income taxes on an ongoing basis. Should the Company realize certain tax assets with a valuation allowance that relate to pre-acquisition periods, goodwill would be reduced.

  Deferred Revenue

        Deferred revenue relates primarily to vendor rebates and advance ticket sales. Such items are included in accrued expenses. The Company recognizes these items in the accompanying financial statements when earned and or redeemed.

  Deferred Rent

        The Company recognizes rent on a straight-line basis after considering the effect of rent escalation provisions resulting in a level monthly rent expense for each lease over its term. The deferred rent liability is included in other liabilities.

  Film Costs

        The Company estimates its film cost expense and related film cost payable based on management's best estimate of the ultimate settlement of the film costs with the distributors. Film costs and the related film costs payable are adjusted to the final film settlement in the period that the Company settles with the distributors.

  Advertising and Start-Up Costs

        The Company expenses advertising costs as incurred. Start-up costs associated with a new theatre are also expensed as incurred.

  Stock-based Compensation

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." SFAS No.148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to SFAS No. 123's fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No.123 and APB Opinion No. 28, "Interim Financial Reporting," to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. Under SFAS No. 123, entities are permitted to recognize as expense the fair value of all stock-based awards on the date of grant over the vesting period and alternatively allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income or loss and earnings or loss per share disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied.

        The Company has elected to continue accounting for its stock option plan using the intrinsic value method in accordance with the provisions of APB No. 25, Accounting for Stock Issued to Employees, and related interpretations, which requires compensation costs to be recognized for the excess of the fair value of options on the date of grant over the option exercise price. Had the fair value of options granted under the Company's stock option plan described in Note 11—"Capital Stock and Stock Option Plan" been recognized in accordance with SFAS No. 123, the Company's reported net income would have been recorded in the amounts indicated below (in millions):

	Forty-eight weeks ended December 26, 2002 (Reorganized Company)	Four weeks ended January 24, 2002 (Predecessor Company)	Year ended December 27, 2001	Year ended December 28, 2000
Net income, as reported:	$106.3	$420.8	$(171.5)	$(366.6)
Less: additional stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2.1)	(0.1)	(1.6)	(2.2)

Pro forma net income	$104.2	$420.7	$(173.1)	$(368.8)

  Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The Company applied the principles of purchase and reorganization accounting when recording the acquisitions of controlling equity interests by Anschutz and the exchange of stock for minority interests and the emergence from bankruptcy of the theatre companies. These accounting principles require that the Company estimate the fair value of the individual assets and liabilities including estimates of bankruptcy-related claims. The valuation of the fair value of the assets and liabilities involves a number of judgments and estimates that could differ significantly from actual results.

  Segments

        The Company manages its business under one reportable segment—theatre exhibition operations. As of December 26, 2002, RCM did not meet the quantitative thresholds under SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," to qualify as a separate reportable segment.

  Comprehensive Income

        Net income and comprehensive income are the same for all periods presented.

  Reclassifications

        Certain reclassifications have been made to the 2000 and 2001 financial statements to conform to the 2002 presentation.

  Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 supersedes Accounting Principles Board Opinion No. 16 (APB 16), "Business Combinations," and primarily addresses the accounting for the cost of an acquired business (i.e., the purchase price allocation), including any subsequent adjustment to its cost. SFAS No. 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition (i.e., the post-acquisition accounting) and supersedes APB 17, "Intangible Assets." The most significant changes made by SFAS No. 141 involve the requirement to use the purchase method of accounting for all business combinations, thereby eliminating use of the pooling-of-interests method along with the establishment of new criteria for determining whether the Company should recognize intangible assets acquired in a business combination separately from goodwill. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001. The adoption of SFAS No. 141 did not have a material impact on the Company's financial position or results of operations.

        Pursuant to SFAS No. 142, the Company no longer amortizes goodwill, reorganizational value in excess of amounts allocated to identifiable assets or indefinite lived intangible assets, and will test for impairment at least annually at the reporting unit level. Other long-lived assets will continue to be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," issued in August 2001. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 for all goodwill and other intangible assets, including excess reorganization value, recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. As required by SFAS No. 142, the standard has not been retroactively applied to the results for the period prior to adoption. Amortization relating to goodwill and excess reorganization value was $10.4 million for the year ended December 27, 2001. The Company's initial and annual goodwill impairment tests for fiscal 2002 indicated that the fair value of its reporting units exceeded their carrying value and therefore, at this time, goodwill was not deemed to be impaired.

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 establishes accounting standards for recognition and measurement of the fair value of obligations associated with the retirement of long-lived assets when there is a legal obligation to incur such costs. Under SFAS No. 143, the costs of retiring an asset will be recorded as a liability when the retirement obligation arises and will be amortized to expense over the life of the asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company is evaluating the impact of the adoption of this standard and has not yet determined the effect of adoption on its financial position or results of operations.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which provides clarifications of certain implementation issues with SFAS No. 121 along with additional guidance on the accounting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121 and applies to all long-lived assets (including discontinued operations) and consequently amends APB 30, "Reporting the Effects of Disposal of a Segment of a Business." SFAS No. 144 develops one accounting model (based on the model in SFAS No. 121) for long-lived assets that are to be disposed of by sale, as well as addresses the principal implementation issues. SFAS No. 144 requires that entities measure long-lived assets that are to be disposed of by sale at the lower of book value or fair value less cost to sell. That requirement eliminates APB 30's requirement that discontinued operations be measured at net realizable value or that entities include under "discontinued operations" in the financial statements amounts for operating losses that have not yet occurred. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) the entity can distinguish from the rest of the entity and (2) the entity will eliminate from the ongoing operations of the entity in a disposal transaction. The Company adopted SFAS No. 144 in the first quarter of 2002. The adoption of SFAS No. 144 did not have a material impact on the Company's financial position or results of operations.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 updates, clarifies and simplifies existing accounting pronouncements including the rescission of Statement 4, which required all gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion No. 30 will now be used to classify those gains and losses. The provisions of SFAS No. 145 related to the rescission of Statement 4 is effective for fiscal years beginning after May 15, 2002.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses significant issues relating to the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities, and nullifies the guidance in Emerging Issues Task Force (EITF) Issue No. 94-3 (EITF 94-3), "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring.)" The provisions of SFAS No. 146 are effective for exit or disposal activities initiated after December 31, 2002. Retroactive application of SFAS No. 146 is prohibited and, accordingly, liabilities recognized prior to the initial application of SFAS No. 146 should continue to be accounted for in accordance with EITF 94-3 or other applicable preexisting guidance.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation will significantly change current practice in the accounting for, and disclosure of, guarantees. Guarantees meeting the characteristics described in the interpretation are required to be initially recorded at fair value, which is different from general current practice of recognition of a liability only when loss is probable and reasonably estimable, as prescribed in SFAS No. 5, "Accounting for Contingencies." The interpretation also requires a guarantor to make significant new disclosures for virtually all guarantees even if the likelihood of the guarantor's having to make payments under the guarantee is remote. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The adoption of this interpretation is not expected to have a material impact on the Company's financial position or results of operations.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51." This interpretation addresses consolidation by business enterprises of entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Variable interest entities are required to be consolidated by their primary beneficiaries if they do not effectively disperse risks among parties involved. The primary beneficiary of a variable interest entity is the party that absorbs a majority of the entity's expected losses, receives a majority of its expected residual returns. The consolidation requirements of this interpretation apply immediately to variable interest entities created after January 31, 2003 and apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain new disclosure requirements apply to all financial statements issued after January 31, 2003. The Company is evaluating the impact of adopting this interpretation.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to SFAS No. 123's fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No.123 and APB Opinion No. 28, "Interim Financial Reporting," to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions are applicable to all companies with stock-based employee compensation, regardless of whether they account for such compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The disclosure requirements are effective for fiscal years ending after December 15, 2002. The Company has elected to continue the intrinsic value method of accounting for its employee stock options in accordance with APB Opinion No. 25 and as a result, the adoption of SFAS No. 148 did not have a material impact on the Company's financial position or results of operations.

3. FORMATION OF REGAL ENTERTAINMENT GROUP

Exchange Transaction

        The Company became a wholly owned subsidiary of REG on April 12, 2002 in conjunction with an exchange transaction in which REG, through its wholly owned subsidiary REH, also acquired Edwards, United Artists Theatre Company (including its subsidiary United Artists) and RCM. REG is controlled by Anschutz, which controlled each of us, Edwards, United Artists Theatre Company and RCM prior to REG's acquisition of us and them in the exchange transaction. Following the exchange transaction,

RCI acquired Edwards and RCM from REH in transactions discussed in Note 4 below. Also following the exchange transaction, Anschutz transferred shares of its REG Class B common stock to Oaktree's Principal Activities Group and acquired additional shares of REG Class B common stock. As a result, Anschutz owns approximately 81.8% of REG's outstanding Class B common stock, representing as of December 26, 2002 approximately 77.6% of the combined voting power of REG's outstanding common stock and, therefore, has the ability to direct the election of members of REG's board of directors and to determine the outcome of other matters submitted to the vote of REG's stockholders. Because Anschutz controls REG, the Company's parent and sole stockholder, Anschutz has the ability to control the Company.

Initial Public Offering of REG

        In May 2002, REG issued 18.0 million shares of its Class A common stock in an initial public offering. The initial public offering was effected through two Registration Statements on Form S-1 (File Nos. 333-84096 and 333-87870) that were declared effective by the Securities and Exchange Commission on May 8, 2002. All 18.0 million shares were sold at an initial public offering price of $19.00 per share, for an aggregate offering price of $342 million, through a syndicate of underwriters managed by Credit Suisse First Boston Corporation, Lehman Brothers Inc., Bear, Stearns & Co. Inc. and Salomon Smith Barney Inc.

4. ACQUISITIONS

        On April 17, 2002, RCI acquired all of the outstanding capital stock of Edwards from REH for an aggregate purchase price of approximately $272.5 million, of which $238.0 million was contributed to Edwards. Following the acquisition, Edwards became a wholly owned subsidiary of RCI. As a result of RCI being under common control with Edwards, the transaction was accounted for as a contribution of Edwards to RCI by REH, at REG's historical cost basis of Edwards, in a manner similar to a pooling of interests. Accordingly, the consolidated statements of operations for the forty-eight weeks ended December 26, 2002 presented herein, reflect the results of operations of Edwards from January 24, 2002, the deemed date at which Anschutz initially held common control in both RCI and Edwards.

        In connection with the acquisition of Edwards, Regal Cinemas issued $150 million principal amount of 9 3/8% senior subordinated notes due 2012 under the indenture pursuant to which Regal Cinemas sold $200 million principal amount of 9 3/8% senior subordinated notes due 2012 in January 2002. The proceeds of the notes issued on April 17, 2002, together with cash on hand at RCI and Edwards, were used by RCI to acquire Edwards from REH. REH used the proceeds from its sale of Edwards to RCI to repay approximately $180.7 million of senior bank debt, including accrued interest of Edwards, to redeem approximately $12.0 million of Edwards Subordinated Notes (as defined below), including accrued interest, primarily held by Anschutz and Oaktree's Principal Activities Group, and to redeem approximately $75.3 million of redeemable preferred stock of Edwards held by Anschutz, Oaktree's Principal Activities Group, Ms. Carole Ann Ruoff and Ms. Joan Edwards Randolph, both former stockholders of Edwards, and from Edwards Affiliated Holdings, LLC, a company controlled by Mr. W. James Edwards, another former stockholder of Edwards. The difference between the carrying amount and redemption price of the redeemable preferred stock of $28.2 million was recorded as a charge to equity. In addition, the Company recorded an extraordinary loss of approximately $1.3 million, net of related tax, as a result of the early redemption of the Edwards Subordinated Notes.

        The amounts recorded based on the acquisition of Edwards by the Company were current assets ($80.4 million), property and equipment ($293.0 million), other assets ($61.7 million), debt obligations

($190.3 million), other liabilities ($113.5 million) and redeemable preferred stock ($47.1 million). If the acquisition of Edwards had been made at the beginning of fiscal 2001 including the effects of the bankruptcy reorganization, closed theatres and debt restructurings, total revenues and net income/loss of the Company would have been increased by approximately $33.4 million and $3.7 million, respectively for the year ended December 26, 2002 and by $352.1 million and $12.5 million for 2001. These amounts are not necessarily indicative of those amounts that would have occurred had the Company and Edwards actually been operated as a consolidated entity.

        On November 28, 2002, RCI acquired substantially all of the outstanding capital stock of RCM from REH, for a purchase price of approximately $4.2 million. Following the acquisition, RCM became a majority-owned subsidiary of RCI and became a guarantor under the Regal Cinemas senior credit facility and the Regal Cinemas 9 3/8% senior subordinated notes. As a result of RCI being under common control with RCM, the transaction was accounted for as a contribution of RCM to RCI by REH, at REG's historical cost basis of RCM, in a manner similar to a pooling of interests. Accordingly, the consolidated statements of operations for the forty-eight weeks ended December 26, 2002 presented herein, reflect the results of operations of RCM from February 21, 2002, the deemed date at which Anschutz initially held common control in both RCI and RCM.

5. REORGANIZATION

        In connection with the emergence from bankruptcy and acquisition of a controlling equity interest by Anschutz, the Company made certain adjustments in accordance with SOP 90-7 to reflect RCI's emergence from bankruptcy and simultaneously allocated Anschutz's predecessor cost basis to the Company's remaining assets and liabilities. The most significant of these adjustments related to the discharge of certain RCI debt obligations and certain other liabilities subject to compromise, the issuance of RCI's new senior credit facilities and senior subordinated notes, and basis adjustments to certain assets and liabilities to reflect the combined historical cost basis of Anschutz. Additionally, the Company's previously authorized preferred stock (none issued) and previously authorized and issued common stock were cancelled upon emergence from bankruptcy. Such adjustments will have a significant effect on the Company's future statements of operations.

        The effects of the reorganization and purchase accounting adjustments on the Company's balance sheet as of January 24, 2002 are as follows (in millions):

	Predecessor Company January 24, 2002	Discharge of Debt(a)	Purchase Accounting and Reorganization Adjustments(b)	Reorganized Company January 24, 2002
ASSETS
Current assets:
Cash and equivalents	$286.7	$(120.0)	$—	$166.7
Accounts receivable	1.3	—	—	1.3
Construction receivables	1.8	—	—	1.8
Inventories	3.3	—	—	3.3
Prepaid and other current assets	16.0	—	(0.4)	15.6
Assets held for sale	5.9	—	(0.6)	5.3

Total current assets	315.0	(120.0)	(1.0)	194.0

Property and equipment:
Land	80.4	—	6.5	86.9
Buildings and leasehold improvements	1,014.1	—	(249.3)	764.8
Equipment	427.1	—	(102.8)	324.3
Construction in progress	3.5	—	—	3.5

Total property and equipment	1,525.1	—	(345.6)	1,179.5
Accumulated depreciation and amortization	(303.5)	—	303.5	—

Total property and equipment, net	1,221.6	—	(42.1)	1,179.5
Goodwill	336.2	—	(335.2)	1.0
Other assets	41.0	(12.8)	—	28.2

Total assets	$1,913.8	$(132.8)	$(378.3)	$1,402.7

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	2.2	13.5	—	15.7
Accounts payable	47.3	—	—	47.3
Accrued expenses	72.1	(2.9)	(0.1)	69.1
Deferred income tax liability	—	0.6	—	0.6

Total current liabilities	121.6	11.2	(0.1)	132.7

Long-term debt, less current maturities	3.2	456.5	—	459.7
Capital leases, less current maturities	1.5	—	—	1.5
Lease financing arrangements	97.7	—	—	97.7
Other liabilities	23.9	(1.9)	(21.7)	0.3
Deferred income tax liability	—	33.7	—	33.7
Liabilities subject to compromise	2,094.3	(2,019.7)	—	74.6

Total liabilities	2,342.2	(1,520.2)	(21.8)	800.2
Shareholders' equity (deficit):
Common stock	196.5	725.4	(921.9)	—
Additional paid-in capital	—	—	602.5	602.5
Retained deficit	(624.9)	661.9	(37.1)	—

Total shareholders' equity (deficit)	(428.4)	1,387.4	(356.5)	602.5

Total liabilities and shareholders' equity (deficit)	$1,913.8	$(132.8)	$(378.3)	$1,402.7

(a)
To record the Predecessor Company's debt discharge and the issuance of the Reorganized Company's debt under the senior credit facilities and senior subordinated notes.

(b)
To record the elimination of the Predecessor Company's old equity and related accounts and to record the adjustments that reflect the assets and liabilities at Anschutz's predecessor cost basis and at reorganization value for other shareholders.

6. LONG-TERM OBLIGATIONS

      As a result of RCI's plan of reorganization becoming effective on January 29, 2002, substantially all of the debt existing prior to that date was replaced by the Company's new senior credit facilities and senior subordinated notes. Long-term obligations at December 26, 2002 and December 27, 2001, consist of the following (in millions):

	Reorganized Company December 26, 2002	Predecessor Company December 27, 2001
Regal Cinemas Senior Credit Facility	$219.4	$—
Regal Cinemas 9 3/8% Senior Subordinated Notes	350.0	—
9 1/2% Senior subordinated notes due June 1, 2008	—	600.0
8 7/8% Senior subordinated debentures due December 15, 2010	—	200.0
Term Loans	—	505.0
Revolving credit facility	—	495.0
Equipment financing note payable, payable in varying quarterly installments through April 1, 2005	—	17.7
Capital lease obligations, 7.9%, maturing in 2009	1.5	1.6
Lease financing arrangements, 11.5%, maturing in various installments through 2021	97.8	99.4
Other	3.2	3.8

Total long-term obligations	671.9	1,922.5
Less current maturities	(16.5)	(2.2)
Less amounts subject to compromise	—	(1,817.8)

Total long-term obligations, net	$655.4	$102.5

        Regal Cinemas Senior Credit Facility—Regal Cinemas entered into an amended and restated senior credit agreement with several financial institutions including Lehman Brothers, Inc., Credit Suisse First Boston Corporation, General Electric Capital Corporation and Lehman Commercial Paper, Inc., on August 12, 2002, amending its existing senior credit agreement to increase the amount available for borrowing under the senior secured revolving credit facility from $100 million to $145 million and to decrease the amount of the senior secured term loan from $270 million to $225 million. Under the amended and restated senior credit agreement, the lenders advanced Regal Cinemas $225.0 million through a senior secured term loan, which was used, together with cash on hand at RCI, to repay in full its existing $270.0 million term loan. The amended and restated senior credit agreement also made available, subject to the satisfaction of conditions customary for extensions of credit of this type, an additional $145.0 million through a senior secured revolving credit facility. The $225.0 million term loan will amortize at a rate of 5% per annum until December 31, 2006, with the remaining 75% due in four installments ending on December 31, 2007. The senior secured revolving credit facility became available on August 12, 2002 and will be available until January 29, 2007. Regal Cinemas also maintains a letter of credit for $15.0 million related to its general unsecured claims as of December 26, 2002, which reduces the availability under its senior secured revolving credit facility to $130 million. As of December 26, 2002, there were no amounts outstanding on the senior secured revolving credit facility.

        Borrowings under the term facility bear interest, at Regal Cinemas' option, at either the base rate or Eurodollar rate plus, in each case, an applicable margin, subject to adjustment based upon the consolidated total leverage ratio of Regal Cinemas. The base rate is a fluctuating interest rate equal to the higher of (a) the British Banking Association's prime rate or (b) the Federal Funds Effective Rate plus 0.5%. At December 26, 2002, interest on the senior secured credit facility was approximately 4.6%.

        Regal Cinemas may prepay borrowings under the amended and restated senior credit facility in whole or in part, in minimum amounts and subject to other conditions set forth in the amended and restated senior credit agreement. Regal Cinemas is required to make mandatory prepayments to the lenders from the net cash proceeds from asset sales and new debt issuances, in particular circumstances specified in the amended and restated senior credit agreement.

        Regal Cinemas' obligations are secured by, among other things, the capital stock of most of its subsidiaries, mortgages on most of its properties and a security interest in substantially all of its assets.

        The amended and restated senior credit agreement includes various financial covenants such as certain leverage and coverage ratios. The amended and restated senior credit agreement also contains customary covenants, including limitations on Regal Cinemas' ability to incur debt, and events of default, including a change of control, as defined in the amended and restated senior credit agreement. The amended and restated senior credit agreement also limits Regal Cinemas' ability to pay dividends, to make advances and otherwise to engage in intercompany transactions.

        Regal Cinemas Senior Subordinated Notes—On January 29, 2002, Regal Cinemas issued $200.0 million aggregate principal amount of 9 3/8% senior subordinated notes due 2012. Interest on the notes is payable semi-annually on February 1 and August 1 of each year, and the notes mature on February 1, 2012. The notes are jointly and severally, fully and unconditionally guaranteed by most of Regal Cinemas' existing wholly owned subsidiaries and are unsecured, ranking behind Regal Cinemas' obligations under its senior credit facility and any future senior indebtedness.

        As described in Note 4—"Acquisitions," on April 17, 2002, Regal Cinemas sold $150 million principal amount of 9 3/8% senior subordinated notes due 2012, which were issued under the indenture pursuant to which Regal Cinemas sold the $200 million principal amount of 9 3/8% senior subordinated notes due 2012 in January 2002.

        Regal Cinemas has the option to redeem the notes, in whole or in part, at any time on or after February 1, 2007 at redemption prices declining from 104.688% of their principal amount on February 1, 2007 to 100% of their principal amount on or after February 1, 2010, plus accrued interest. At any time on or prior to February 1, 2005, Regal Cinemas may also redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 109.375% of their principal amount, plus accrued interest, within 90 days of an underwritten public offering of common stock of Regal Cinemas or of a future underwritten public offering of Regal Cinemas' common stock, the proceeds of which are used as a contribution to the equity of Regal Cinemas. Upon a change of control, as defined in the indenture pursuant to which the notes were issued, Regal Cinemas is required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued interest. In addition, the indenture limits Regal Cinemas' and its subsidiaries' ability to, among other things, incur additional indebtedness and pay dividends on or repurchase capital stock.

        In May 2002, Regal Cinemas filed a registration statement under the Securities Act of 1933 pursuant to a registration rights agreement entered into in connection with the 9 3/8% senior subordinated notes offerings. Under the registration rights agreement, the Company was required to register for exchange under the Securities Act of 1933 identical 9 3/8% senior subordinated notes due 2012 to replace the outstanding 9 3/8% senior subordinated notes due 2012, which were issued in January and April 2002 without registration under the Securities Act of 1933 pursuant to exemptions from registration available thereunder. The Securities and Exchange Commission declared the registration statement relating to the exchange offer effective on July 10, 2002, and the exchange of the registered 9 3/8% senior subordinated notes due 2012 for the unregistered 9 3/8% senior subordinated notes due 2012 was consummated on August 14, 2002. Regal Cinemas did not receive any proceeds from the exchange offer transaction.

        Each subsidiary guarantor of Regal Cinemas' senior subordinated notes is exempt from reporting under the Securities Exchange Act of 1934 pursuant to Rule 12h-5 under the Exchange Act, as Regal

Cinemas has no independent assets or operations, the guarantees of Regal Cinemas' subsidiary guarantors are full and unconditional and joint and several, and any subsidiaries of Regal Cinemas other than the subsidiary guarantors are, individually and in the aggregate, minor. There are no significant restrictions on Regal Cinemas' ability or any subsidiary guarantor to obtain funds from its subsidiaries.

        Lease Financing Arrangements—These obligations primarily represent capitalized lease obligations resulting primarily from the requirements of Emerging Issues Task Force (EITF) Issue No. 97-10, The Effect of Lessee Involvement in Asset Construction, released in fiscal 1998.

        Interest Rate Swaps—In September 1998, RCI entered into interest rate swap agreements for five-year terms to hedge a portion of its senior credit facilities variable interest rate risk. In September 2000, RCI monetized the value of these agreements for approximately $8.6 million. Prior to its emergence from bankruptcy, RCI had deferred the gain realized from the sale and was amortizing the gain as a credit to interest expense over the remaining original term of these swaps (through September 2003). Upon emergence from bankruptcy, the related unamortized deferred gain of $3.9 million was eliminated. The fair value of the swap agreement was ($0.2) million as of December 27, 2001.

        Extraordinary Gain—During 2001, the Company entered into agreements with certain of its landlords that resulted in the termination of certain leases, including eight which were accounted for as either capital leases or lease financing arrangements. Accordingly, the Company wrote-off the related debt obligations and net book value of the related property and equipment and other assets. During 2001, the Company also entered into lease modifications of certain lease financing arrangements which provided for a reduction of the total lease payments. In conjunction with these terminations and modifications the Company made payments of approximately $5.8 million, which, after the write-off of the related assets and liabilities, resulted in an extraordinary gain due to debt extinguishment of $21.7 million, net of applicable taxes of zero for the year ended December 27, 2001.

        Liabilities Subject to Compromise—See Note 7—"Bankruptcy Related Claims" for bankruptcy-related adjustments to amounts reported as "liabilities subject to compromise" at December 27, 2001.

        Maturities of Long-Term Obligations—The Company's long-term debt, capital lease obligations, and lease financing arrangements are scheduled to mature as follows:

	Long-Term Debt and Other	Capital Leases	Lease Financing Arrangements	Total
	(in millions)
2003	$14.6	$0.1	$1.8	$16.5
2004	11.8	0.1	2.1	14.0
2005	11.9	0.1	2.6	14.6
2006	11.8	0.1	2.9	14.8
2007	171.6	0.1	3.4	175.1
Thereafter	350.9	1.0	85.0	436.9

	$572.6	$1.5	$97.8	$671.9

7. BANKRUPTCY RELATED CLAIMS

        The filing of the Chapter 11 Case by RCI automatically stayed actions by creditors and other parties of interest to recover any claim that arose prior to the commencement of the cases. In accordance with SOP 90-7, the following table sets forth the liabilities of RCI subject to compromise as of December 27, 2001 (in millions):

Debt:
Senior subordinated notes and debentures	$800.0
Senior credit facilities	1,000.0
Equipment financing note	17.7
Other	0.1

1,817.8
Other:
Trade accounts payable and other	32.4
Reserve for lease termination and related costs	37.1
Accrued interest	195.9

Total liabilities subject to compromise	2,083.2
Amounts to be settled using current assets	(183.9)

Balance subject to compromise	$1,899.3

        Contractual interest not accrued or recorded on certain pre-petition debt totaled approximately $15.8 million for the year ended December 27, 2001.

        RCI emerged from bankruptcy on January 29, 2002 in accordance with the Plan that was confirmed by the Bankruptcy Court on December 7, 2001. Approximately $1.817 billion of long-term debt plus $195.9 million of accrued and unpaid interest was discharged under the terms of the Plan in exchange for total payments of approximately $575.3 million. Regal Cinemas funded these payments through (i) cash on hand, (ii) a term loan ($270 million) borrowed under new senior credit facilities, and (iii) the issuance of new senior subordinated notes ($200 million). See Note 6—"Long-Term Obligations" for further description of these debt facilities. The discharge of such obligations subject to compromise for less than their recorded amounts resulted in an extraordinary gain of $661.9 million for the four week period ended January 24, 2002.

        On August 23, 2000, Edwards filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Central District of California (the "California Bankruptcy Court"). On May 24, 2001, Edwards filed a plan of reorganization and related disclosure statement, as subsequently amended on July 23, 2001 (the "Edwards Plan"). On September 24, 2001, the California Bankruptcy Court confirmed the Edwards Plan. On September 29, 2001, all conditions required for the effectiveness of the Edwards Plan were met, and the Edwards Plan became effective. Pursuant to the Edwards Plan, Anschutz and Oaktree's Principal Activities Group agreed to exchange approximately $14.6 million of their pre-petition secured claims and cash of $41.4 million for $56.0 million in Edwards' Series A preferred stock and 51% of Edwards' newly-issued common stock and $10.0 million of senior secured debt for $10.0 million of senior unsecured subordinated notes (the "Edwards Subordinated Notes").

        The Edwards Plan also provided that Edwards' senior secured lenders receive a pay-down of $9.5 million of principal and all pre-petition and post-petition accrued and unpaid interest at the applicable non-default rate. In connection with the Edwards Plan, the Edwards Subordinated Notes were issued and the existing secured lenders established a $180.0 million restructured term loan. General unsecured creditors were entitled to receive, at their option, either a cash distribution equal to 90% of the holder's allowed claim or an unsecured seven year note equal to 100% of the allowed claim. The seven year notes provide for semi-annual interest payments, in arrears, beginning on the six-month anniversary of the effective date at a rate of 9% per annum, compounded annually. The notes also require semi-annual principal reduction payments beginning on the six-month anniversary of the Edwards effective date (September 29, 2001).

        RCI and Edwards have bankruptcy claims that remain unsettled and are subject to ongoing negotiation and possible litigation. At December 26, 2002, approximately $23.6 million of remaining claims related to RCI's and Edwards' bankruptcy proceedings are recorded in the Company's December 26, 2002 consolidated balance sheet as "Bankruptcy Related Liabilities and Claims". In the opinion of management, based on its examination of these matters, its experience to date and discussions with legal counsel, the outcome of these legal matters, after taking into consideration the amounts already accrued, is not expected to have a material effect on the Company's liquidity or results of operations. To the extent the Regal Cinemas claims are allowed by the bankruptcy court, they will be funded with cash on hand, cash flow from operations or borrowings under Regal Cinemas revolving credit facility. To the extent the Edwards claims are allowed by the bankruptcy court, they will be funded from restricted cash that has been set aside, cash on hand, cash from operations and, if the allowed claims exceed $55 million, from contributions by Anschutz and Oaktree's Principal Activities Group. The timing of these claims will depend upon the resolution of these claims.

8. INCOME TAXES

        The components of the provision for (benefit from) income taxes for income from continuing operations for each of the three fiscal years were as follows (in millions):

	Reorganized Company for the 48 weeks ended December 26, 2002	Predecessor Company for the four weeks ended Jan. 24, 2002	Predecessor Company as of December 27, 2001	Predecessor Company as of December 28, 2000
Current	$3.5	$—	$—	$(5.9)
Deferred	68.0	—	(50.9)	(96.0)
Increase in deferred income tax valuation allowance	—	—	50.9	182.8

Total income tax provision	$71.5	$—	$—	$80.9

        A reconciliation of the provision for (benefit from) income taxes as reported and the amount computed by multiplying the income before taxes and extraordinary item by the U.S. federal statutory rate of 35% was as follows (in millions):

	Reorganized Company for the 48 weeks ended December 26, 2002	Predecessor Company for the four weeks ended Jan. 24, 2002	Predecessor Company as of December 27, 2001	Predecessor Company as of December 28, 2000
Provision (benefit) calculated at federal statutory income tax rate	$62.3	$147.3	$(60.0)	$(100.0)
State and local income taxes, net of federal benefit	8.3	35.7	(7.6)	(12.8)
Fresh start adjustments	—	332.3	—	—
Reorganization costs	0.4	7.6	9.0	—
Cancellation of debt income	—	(289.2)	—	—
Goodwill amortization	—	—	3.1	3.4
Goodwill impairment	—	—	4.6	7.1
Change in valuation allowance	—	(233.7)	50.9	182.8
Other	0.5	—	—	0.4

Total income tax provision	$71.5	$—	$—	$80.9

        Significant components of the Company's net deferred tax liability consisted of the following at:

	Reorganized Company for the year ended December 26, 2002	Predecessor Company as of December 27, 2001
	(in millions)
Deferred tax assets
Excess of tax basis over book basis of intangible assets	$19.1	$7.7
Excess of tax basis over book basis of certain assets	—	24.2
Deferred rent	12.1	—
Bankruptcy related liabilities	7.6	—
Accrued Expenses	—	31.7
Net operating loss carryforward	4.7	171.8
Other	0.1	13.9

Total deferred tax assets before valuation allowance	43.6	249.3
Valuation allowance	(5.1)	(233.8)

Total deferred tax assets after valuation allowance	38.5	15.5
Deferred tax liabilities
Excess of book basis over tax basis of fixed assets	(47.2)	—
Excess of book basis over tax basis of intangible assets	—	(7.1)
Other	(3.3)	(8.4)

Total deferred tax liabilities	(50.5)	(15.5)
Net deferred tax asset/(liability)	$(12.0)	$—

        At December 26, 2002, the Company has net operating loss carryforwards for federal income tax purposes of approximately $12.0 million expiring through 2021. The Company's net operating loss carryforwards were generated by the predecessor entity of Edwards. The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses in the event of an "ownership change" of a corporation. Accordingly, the Company's ability to utilize the net operating losses acquired from Edwards may be impaired as a result of the "ownership change" limitations.

        In assessing the realizable value of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. The Company has recorded a valuation allowance against deferred tax assets at December 26, 2002 and December 27, 2001, totaling $5.1 million and $233.8 million, respectively, as management believed it more likely than not that the deferred tax asset would not be realized in future tax periods. The valuation allowance at December 26, 2002 relates to pre-acquisition deferred tax assets of Edwards. Accordingly, future reductions in the valuation allowance will reduce goodwill related to the acquisition of Edwards.

9. COMMITMENTS AND CONTINGENCIES

  Leases

        The Company accounts for a majority of its leases as operating leases. The Company, at its option, can renew a substantial portion of the leases at defined or then fair rental rates for various periods. Certain leases for Company theatres provide for contingent rentals based on the revenue results of the underlying theatre and require the payment of taxes, insurance, and other costs applicable to the property. Also, certain leases contain escalating minimum rental provisions that have been accounted for on a straight-line basis over the initial term of the leases. Minimum rentals payable under all non-cancelable operating leases with terms in excess of one year as of December 26, 2002, are summarized for the following fiscal years:

(In millions)
2003	$147.7
2004	144.1
2005	142.3
2006	141.3
2007	140.4
Thereafter	1635.9

        Rent expense under such operating leases amounted to $160.5 million, $10.5 million, $136.2 million and $158.2 million for the forty-eight weeks ended December 26, 2002, four weeks ended January 24, 2002, and fiscal years 2001and 2000, respectively. Contingent rent expense was $10.5 million, $0.4 million, $4.3 million and $3.6 million for the forty-eight weeks ended December 26, 2002, four weeks ended January 24, 2002, and fiscal years 2001 and 2000, respectively.

  RCI Leveraged Sale and Leaseback

        During 2000, RCI entered into a sale and leaseback transaction with an unaffiliated third party, involving 15 of its owned theatres. Under the terms of this transaction, RCI sold the land and related improvements of the theatres for $45.2 million and leased them back for an initial lease term of 20 years, with an option to extend it for up to 20 additional years. Regal Cinemas accounts for these leases as operating leases.

  Edwards Leveraged Sale and Leaseback

        During 1999, Edwards entered into four sale and leaseback transactions whereby Edwards sold four theatres and leased them back from an unaffiliated third party. The related leases are being accounted for as operating leases.

        During 2000, Edwards entered into two sale leaseback transactions whereby Edwards sold two of its properties and leased them back from an unaffiliated third party. As part of these transactions, an additional location was sold with a portion of the building being leased back for corporate use. The related leases are being accounted for as operating leases.

  Other

        RCI and Edwards are defendants in a number of claims arising from their decision to file voluntary petitions for relief under Chapter 11 and to close theatre locations or to cease construction of theatres on sites for which such entities had contractual obligations to lease such property. The Company and its subsidiaries are also presently involved in various legal proceedings arising in the ordinary course of its business operations, including personal injury claims, employment and contractual matters and other disputes. The Company believes it has adequately provided for the settlement of such matters. Management believes any additional liability with respect to the above proceedings will not be material in the aggregate to the Company's consolidated financial position, results of operations or cash flows.

10. RELATED PARTY TRANSACTIONS

Edwards Bankruptcy Claims

        Under the Edwards Plan, Anschutz and Oaktree's Principal Activities Group have agreed to contribute to Edwards $0.90 for each $1.00 of allowed general unsecured claims in excess of $55.0 million, up to $13.5 million. For each $900 contributed, Anschutz and Oaktree's Principal Activities Group will receive $1,044, up to a maximum of $15,663,333, from Ms. Carole Ann Ruoff and Ms. Joan Edwards Randolph, both former stockholders of Edwards, and from Edwards Affiliated Holdings, LLC, a company controlled by Mr. W. James Edwards, another former stockholder of Edwards. REG will also acquire up to 331,451 shares of its Class A common stock from Edwards Affiliated Holdings, LLC, based on the dollar amount contributed by Anschutz and Oaktree's Principal Activities Group. Anschutz and Oaktree's Principal Activities Group will, in turn, receive the same number of shares from REG, and will also receive from Ms. Ruoff and Ms. Randolph an aggregate of up to $7,384,469 in cash, in each instance based on the amount contributed and allocated between Anschutz and Oaktree's Principal Activities Group in relation to their respective contributions.

        In addition, Anschutz and Oaktree's Principal Activities Group will contribute to Edwards $0.90 for each $1.00 of allowed general unsecured claims in excess of $70.0 million. In exchange for these contributions, REG will acquire up to 1,383,461 shares of its Class A common stock from Edwards Affiliated Holdings, LLC based on the amount contributed by Anschutz and Oaktree's Principal Activities Group. Anschutz and Oaktree's Principal Activities Group will, in turn, receive the same number of shares from REG, and will also receive from Ms. Ruoff and Ms. Randolph up to an aggregate of $5,935,531 in cash, in each instance based on the amount contributed and allocated between Anschutz and Oaktree's Principal Activities Group in relation to their respective contributions.

Redemption of Edwards' Series A Preferred Stock and Series B Preferred Stock

        In connection with the formation of REG, Edwards issued 135,000 shares of its Class A common stock to the holders of Edwards' Series A preferred stock and 115,000 shares of its Class B common stock to the holders of Edwards' Series B preferred stock in consideration for the elimination of voting rights on such preferred stock.

        On April 17, 2002, REG used a portion of the proceeds from REH's sale of Edwards to RCI to cause Edwards to redeem its Series A and Series B preferred stock. Anschutz received $47.8 million and Oaktree's Principal Activities Group received $11.9 million in the redemption of Edwards' Series A preferred stock held by them. Edwards Affiliated Holdings, LLC, Ms. Ruoff and Ms. Randolph received an aggregate of $15.7 million in the redemption of the Edwards' Series B preferred stock held by them.

Payment of Edwards' Subordinated Notes

        On April 17, 2002, REG used a portion of the proceeds from REH's sale of Edwards to RCI to cause Edwards to redeem from Anschutz approximately $9.6 million and from Oaktree's Principal Activities Group approximately $2.4 million owed on the Edwards Subordinated Notes issued by Edwards to Anschutz and Oaktree's Principal Activities Group.

Bridge Facility

        During December 2001, RCI entered into a bridge facility with Anschutz and an affiliate of Oaktree's Principal Activities Group. Under the terms of the bridge facility, RCI paid commitment fees during January 2002 of $1.6 million to Anschutz and $400,000 to an affiliate of Oaktree's Principal

Activities Group, which in the aggregate was 1% of the total amount of available commitments under the bridge facility. This bridge facility was not drawn and terminated upon RCI's emergence from bankruptcy.

Management Agreements

        RCI has agreed to manage the theatre operations of United Artists pursuant to the terms of a form management agreement, the material terms of which have been agreed upon in principal. During the year ended December 26, 2002, RCI recorded management fee revenues of approximately $12.4 million related to this arrangement. Such fees have been recorded in the accompanying consolidated statement of operations for the year ended December 26, 2002 as a component of "Other Operating Revenues." Management expects that a definitive management agreement will be executed in the second quarter of 2003.

Other Transactions

        During the year ended December 26, 2002, as members of the class of holders of RCI's former senior credit facilities, Anschutz, Oaktree's Principal Activities Group and Greenwich Street Capital Partners ("GSCP"), received $33.6 million, $5.6 million and $6.0 million, respectively, in respect of accrued but unpaid interest. As members of the class of holders of RCI's subordinated debt, Anschutz received cash payments of approximately $129.5 million, Oaktree's Principal Activities Group received cash payments of approximately $29.7 million and GSCP received cash payments of approximately $5.5 million in satisfaction of these claims, which payments equaled approximately 20% of the principal amount of subordinated debt held by them. Anschutz received cash payments of approximately $3.2 million, Oaktree's Principal Activities Group received cash payments of approximately $800,000 from REG and GSCP received cash payments from RCI of approximately $50,000 in respect of certain expenses incurred in connection with RCI's restructuring. In addition, REG paid GSCP $1.0 million for restructuring services.

        During the year ended December 26, 2002, RCM incurred approximately $391,000 of expenses payable to certain Anschutz affiliates for reimbursement of travel and marketing expenses. Additionally, RCM has recorded revenue of $718,000 from certain affiliates of Anschutz and Oaktree's Principal Activities Group related to marketing and business meeting services provided by RCM to these affiliates.

11. CAPITAL STOCK AND STOCK OPTION PLAN

        As of December 26, 2002, the Company's authorized capital stock consisted of:

  •
  25,000,000 shares of common stock, par value $0.001 per share; and

  •
  5,000,000 shares of preferred stock, par value $0.001 per share.

        Of the authorized shares of common stock, 7,500,000 shares were outstanding as of December 26, 2002, all of which are held by REH. Of the authorized shares of the preferred stock, no shares are issued and outstanding as of December 26, 2002. The Company may issue the preferred shares from time to time in such series having such designated preferences and rights, qualifications and limitations as the Board of Directors may determine.

RCI 1998 Stock Purchase and Option Plan

        RCI issued certain key members of management options under the 1998 Stock Purchase and Option Plan for Key Employees of RCI.

        The following table summarizes information about fixed stock options outstanding at December 27, 2001 for RCI (Predecessor Company):

		Weighted Average Exercise Price	Options Exercisable At Year End
Under option at December 30, 1999	16,455,830	$3.78	9,027,781
Options granted in 2000	—	—
Options exercised in 2000	—	—
Options canceled or redeemed in 2000	(1,652,818)	3.78

Under option at December 28, 2000	14,803,012	3.78	9,920,444
Options granted in 2001	—	—
Options exercised in 2001	—	—
Options canceled or redeemed in 2001	(445,945)	4.38

Under option at December 27, 2001	14,357,067	$3.76	11,444,711

        Had the fair value of options granted under these plans been recognized in accordance with SFAS No. 123 as compensation expense on a straight-line basis over the vesting period of the grant, the Company's net loss would have been recorded in the amounts indicated below (in millions):

	Year ended December 27, 2001	Year ended December 28, 2000
Net Loss:
As Reported	$(171.5)	$(366.6)
Pro Forma	(173.1)	(368.8)

        The pro forma results do not purport to indicate the effects on reported net income for recognizing compensation expense that is expected to occur in future years. There were no options granted in fiscal years 2001 and 2000.

        Pursuant to the reorganization of RCI through the Chapter 11 Case, all of the outstanding stock options of RCI granted prior to the effective date of the Plan were cancelled effective January 29, 2002.

REG 2002 Stock Incentive Plan

        On January 29, 2002, the Company issued stock options to certain employees of Regal Cinemas. Subsequently, REG established the 2002 Stock Incentive Plan (the "Plan") which provides for the granting of incentive stock options and non-qualified stock options to principally officers and employees of REG and its subsidiaries.

        In conjunction with the exchange transaction on April 12, 2002 (see Note 3—"Formation of Regal Entertainment Group"), the holders of outstanding options of Regal Cinemas issued in connection with the Company's emergence from bankruptcy on January 29, 2002, received replacement options to purchase 6,544,596 shares of REG Class A common stock at $8.87 per share. As a result, stock option information presented herein prior to the exchange of options has been retroactively restated to reflect the effects of the exchange transaction. Deferred stock compensation totaling approximately $14.3 million was recorded based on the intrinsic value of the options exchanged using the value of the exchange transaction of $11.06 per share. Ten percent of such options were exercisable on the date of grant, another ten percent became exercisable on January 29, 2003 and the remaining options are exercisable in installments of 20% on January 29 of each succeeding year and expire no later than 10 years from the date of grant. For the period from April 12, 2002 through December 26, 2002, the Company recorded compensation expense of $0.6 million, net of tax, related to such options.

        The following table summarizes information about REG's fixed stock options outstanding held by Regal Cinemas' employees as of December 26, 2002, as restated for the effects of the exchange transaction:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Options Exercisable At Year End
Under option at December 27, 2001	—	$—		—
Options granted in 2002 at fair value	6,544,596	8.87	$4.48
Options exercised in 2002	(574,163)	8.87
Options canceled or redeemed in 2002	(42,144)	8.87

Under option at December 26, 2002	5,928,289	$8.87		80,297

        The following table summarizes information about the Plan's stock options at December 26, 2002, including the weighted average remaining contractual life and weighted average exercise price:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding at 12/26/02	Weighted Average Contractual Life	Weighted Average Exercise Price	Number Exercisable at 12/26/02	Weighted Average Exercise Price
$8.87	5,928,289	9.36	$8.87	80,297	$8.87

        The Company utilizes the intrinsic value method of accounting for stock option grants in accordance with the provisions of APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Had the fair value of options granted under these plans been recognized in accordance with SFAS No. 123 as compensation expense on a straight-line basis over the vesting period of the grants, the Company's net income would have been recorded in the amounts indicated below (in millions):

	Forty-eight weeks ended December 26, 2002 (Reorganized Company)	Four weeks ended January 24, 2002 (Predecessor Company)
Net income available to common stockholders, as reported:	$106.3	$420.8
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2.1)	(0.1)

Pro forma net income	104.2	420.7

        The pro forma results do not purport to indicate the effects on reported net income for recognizing compensation expense that is expected to occur in future years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted-average assumptions for grants issued in 2002: expected annual dividend yields of 0.0 to 3.0%; expected volatility of 0.0 to 0.389; expected lives of 7.5 years; and a risk-free interest rates ranging from 4.59-4.83%.

12. EMPLOYEE BENEFIT PLAN

        The Company sponsors an employee benefit plan, the RCI 401(k) Plan, under section 401(k) of the Internal Revenue Code for the benefit of substantially all full-time employees. The plan provides that participants may contribute up to 20% of their compensation, subject to Internal Revenue Service limitations. The plan currently matches an amount equal to 40% of the participant's contributions up to 6% of the participant's compensation. Employee contributions are invested in various investment funds based upon elections made by the employee.

        In conjunction with the exchange transaction in April 2002 (see Note 1—"The Company and Basis of Presentation"), Regal Cinemas', United Artists' and Edwards Theatres' management and operations were combined. Accordingly, during May 2002, United Artists transferred all plan assets (approximately $19.9 million) under the United Artists 401(k) Savings Plan to the RCI 401(k) plan. The Company made discretionary contributions of approximately $0.7 million, $0.1 million, $0.5 million and $0.5 million to the RCI plan for the forty-eight weeks ended December 26, 2002, the four weeks ended January 24, 2002, fiscal 2001 and 2000, respectively.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The methods and assumptions used to estimate the fair value of each class of financial instrument are as follows:

Cash and cash equivalents, accounts receivable, inventory, accounts payable and accrued liabilities:

        The carrying amounts approximate fair value because of the short maturity of these instruments.

Long term obligations, excluding capital lease obligations and lease financing arrangements:

        The fair value of the Regal Cinemas Senior Credit Facility, which consists of a term loan and revolving credit facility, is estimated based on quoted market prices as of December 26, 2002. The associated interest rates are based on floating rates identified by reference to market rates and are assumed to approximate fair value. The fair values of the Regal Cinemas Senior Subordinated Notes are estimated based on quoted market prices for these issuances as of December 26, 2002. The carrying amounts of the Company's term loans and the revolving credit facility at December 27, 2001 were estimated based on quoted market prices for the Company's senior credit facility, which consisted of the Company's term loans and revolving credit facility. The associated interest rates were based on floating rates identified by reference to market rates and are assumed to approximate fair value. The fair values of the Company's senior subordinated notes and debentures as of December 27, 2001 were estimated based on the Company's plan of reorganization, as confirmed by the Bankruptcy Court, which provides for a cash payment of approximately 20% of the face value of the subordinated notes and debenture. The fair values of the Company's other long term debt obligations were based on recent financing transactions for similar debt issuances and carrying value approximates fair value. The aggregate amounts and fair values of long-term debt at December 26, 2002 and December 27, 2001 consist of the following:

	Reorganized Company 2002	Predecessor Company 2001
	(In millions)
Carrying amount	$572.6	$1,821.5
Fair value	$595.0	$1,181.4

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FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
INDEPENDENT AUDITORS' REPORT
INDEPENDENT AUDITORS' REPORT
Regal Cinemas Corporation Consolidated Balance Sheets (In millions, except share data)
Regal Cinemas Corporation Consolidated Statements of Operations (In millions)
Regal Cinemas Corporation Consolidated Statements of Shareholders' Equity (Deficit) (In millions, except share amounts)
Regal Cinemas Corporation Consolidated Statements of Cash Flows (In millions)
REGAL CINEMAS CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS